Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--January 5, 2012--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.0313 per share payable January 25, 2012 to stockholders of record on January 16, 2012.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended December 02, 2011 was $.04 compared to $.05 for the thirteen weeks ended November 26, 2010. Net sales for the quarter were $33,230,663 up 7.5% from the comparable period in fiscal 2011.

For the quarter, earnings were negatively impacted by increased selling, general and administrative expenses primarily associated with higher fuel cost. Margins, in spite of elevated commodity cost increased slightly over the same period last year through sales volume and product mix.

For the twenty-six weeks ended December 02, 2011, total net sales were $66,475,853 up 5.7% compared to last year. The basic and diluted income per share was $.10 compared to $.14 last year.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended December 02, 2011 and November 26, 2010.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 02,	November 26,	December 02,	November 26,
	2011	2010	2011	2010
Net sales	$33,230,663	$30,910,393	$66,475,853	$62,866,477

Income before income taxes	727,972	872,620	1,846,799	2,605,959
Income taxes	275,887	330,959	695,143	984,159
Net income	$452,085	$541,661	$1,151,656	$1,621,800

Basic and diluted income per share	$0.04	$0.05	$0.10	$0.14

Basic weighted shares outstanding	11,734,632	11,734,632	11,734,632	11,737,203

Diluted weighted shares outstanding	11,734,632	11,734,632	11,734,632	11,737,203

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132